Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIOD ENDED MARCH 31, 2024

LITTLE ELM, TEXAS, May 15, 2024 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $7.6 million for the first three months of 2024 and an operating loss of nearly $3.0 million for the period, as compared to total net sales for the same period last year of $11.0 million and an operating loss of $2.7 million. The differences in the revenues and operating losses are largely due to the lack of syringe sales to the international market for COVID-19 vaccination efforts in the first quarter of 2024 as compared to a high volume of such sales in the first quarter of 2023. Operating expenses decreased 12.9% as compared to the prior year due in part to a significant reduction in property tax expense as a result of newly enacted legislation. Unrealized gains on investments were a significant factor in the computation of net income for the first quarter of 2024. Retractable reports that domestic demand may be depressed due to the retention of products previously provided for vaccination purposes in customers’ inventory.

Retractable’s Form 10-Q filed on May 15, 2024 additionally reports that a new 50% tariff on syringes and needles will likely take effect in the third quarter of 2024.  As Retractable purchased over 90% of its products from China in the first quarter of 2024, most of which would likely be subject to the newly announced tariffs, the new tariffs are a significant risk factor.

Retractable experienced significant growth in late 2020 through early 2022 due to material orders from the U.S. government to supply syringes for COVID-19 vaccination efforts. Such orders included payment for certain freight charges as well. As a result, comparability to revenues and expenses in recent years may be challenging. Below are first quarter revenue figures from 2018 – 2024, as obtained from Retractable’s Quarterly Reports on Form 10-Q as filed with the U.S Securities and Exchange Commission.

	Three Months Ended March 31,
(Amounts in millions)	2024	2023	2022	2021	2020	2019	2018
U.S. sales (excluding U.S. government)	$6.6	$5.4	$10.2	$11.0	$8.3	$6.1	$6.6
Sales to U.S. government	—	—	15.7	37.8	—	—	—
North and South America sales (excluding U.S.)	0.2	4.8	11.1	0.9	2.8	1.3	1.0
Other international sales	0.8	0.8	7.7	0.4	0.1	0.5	0.1
Total sales	$7.6	$11.0	$44.7	$50.1	$11.2	$7.9	$7.7

Retractable reports the following results of operations for the three months ended March 31, 2024 and 2023, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on May 15, 2024 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended March 31, 2024 and March 31, 2023

Domestic sales accounted for 87.4% and 49.3% of the revenues for the three months ended March 31, 2024 and 2023, respectively.  Domestic revenues increased 22.5%.  Domestic unit sales increased 18.3%.  Domestic unit sales were 86.1% of total unit sales for the three months ended March 31, 2024.  International revenues decreased approximately 82.8% predominately due to fewer international vaccination-related sales.  Overall unit sales decreased 48.2%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product decreased 31.4% principally due to decreased unit sales. Royalty expense decreased 15.6% due to the associated decrease in gross sales.

Operating expenses decreased 12.9% from the prior year.  This is substantially due to a reduction of expense associated with the allowance for anticipated credit losses and a reduction of property tax expense as a result of newly enacted property tax exemption legislation relating to medical device property.

The loss from operations was nearly $3.0 million as compared to a loss of $2.7 million for the same period last year.  The increased loss was due to lower gross profit for the current period, offset by a reduction in overall operating expenses.

The unrealized gain on debt and equity securities was $1.7 million due to the increased market values of those securities.

The provision for income taxes was $86 thousand for the first quarter of 2024 as compared to a provision for income taxes of $231 thousand for the first quarter of 2023.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer